Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

      PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS A 13.6% INCREASE IN NET INCOME
FOR THE FIRST QUARTER ENDED MARCH 31, 2013

Cranbury NJ – May 3, 2013....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, reported net income of $1.33 million for the first quarter ended March 31, 2013, a 13.6% increase above the $1.17 million in net income for the first quarter of 2012.  Diluted earnings were $0.22 per common share for the three months ended March 31, 2013, compared with $0.22 per common share reported for the three months ended March 31, 2012.  The weighted average number of common shares outstanding for the three months ended March 31, 2013 for basic and diluted earnings per share calculations was 5,895,763 and 6,034,779, respectively.  The weighted average number of common shares outstanding for the three months ended March 31, 2012 for basic and diluted earnings per share calculations was 5,350,995 and 5,408,172, respectively.

During the fourth quarter of 2012, the Company concluded a rights offering to existing shareholders, which resulted in the issuance of 555,555 new shares of common stock and raised approximately $4.8 million of additional equity capital. At March 31, 2013, the Company’s tangible book value per common share was $10.18 compared to $9.53 at March 31, 2012.  All share and per share data for the respective reporting periods have been adjusted for a 5% stock dividend paid on common shares on January 31, 2013.

Robert F. Mangano, President and Chief Executive Officer, said, “The increase in net income for the first quarter ended March 31, 2013 was principally the result of an increase in non-interest income and a reduced provision for loan losses, partially offset by an increase in non-interest expenses on a comparative basis.”

Total assets as of March 31, 2013 decreased to $812.6 million from $841.0 million at December 31, 2012.  Loans at March 31, 2013 were $415.0 million, compared with $521.8 million at December 31, 2012; total investment securities at March 31, 2013 were $222.0 million, compared to $225.9 million at December 31, 2012, and total deposits at March 31, 2013 increased to $710.9 million from $707.7 million at December 31, 2012.

Net interest income for the three months ended March 31, 2013 totaled $6.3 million, a decrease of 4.6% from $6.6 million earned for the first quarter of 2012.  Bolstering net income was the continued generation of non-interest income, which increased by 38.0% to $1.6 million for the quarter ended March 31, 2013, from $1.2 million earned for the first quarter of 2012.

Non-interest expense increased to $6.1 million for the first quarter of 2013, compared to $5.6 million for the first quarter of 2012.  The key increases in non-interest expense related to other real estate owned expenses, and increases in salary and employee benefits primarily relating to merit increases, increased health costs, and overall increases in staffing levels.

Total consolidated assets at March 31, 2013 were $812.6 million, representing a decrease of $28.4 million, or 3.4%, from total consolidated assets of $841.0 million at December 31, 2012.  The decrease in assets was primarily due to seasonal run-off in outstanding loans attributed to the Company’s mortgage warehousing business.

For the first quarter of 2013, the Company recorded no loan loss provision, and net charge-offs were $1.1 million, compared to a provision for loan losses of $600 thousand and net charge-offs of $533 thousand for the first quarter of 2012.

At March 31, 2013, the allowance for loan losses was $6.0 million, or 1.45% of total loans, compared to $7.2 million, or 1.37% of total loans, at December 31, 2012.  Total non-performing assets, which includes nonaccrual loans and OREO, was 1.27% as a percentage of total assets at March 31, 2013 and 1.70% at December 31, 2012.

The Company’s regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital ratios, Tier I capital, and leverage capital were 15.93%, 14.75%, and 9.19%, respectively, at March 31, 2013.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10%, 6%, and 5%, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operate fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

1st Constitution Bancorp
Selected Consolidated Financial Data (Unaudited)

($ in thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2013	2012
Income Statement Data :
Interest income	$7,472	$8,034
Interest expense	1,147	1,403
Net interest income	6,325	6,631
Provision for loan losses	0	600
Net interest income after prov.for loan losses	6,325	6,031
Non-interest income	1,608	1,165
Non-interest expense	6,083	5,613
Income before income taxes	1,850	1,583
Income tax expense	525	416
Net income	$1,325	$1,167

Per Common Share Data (a) :
Earnings per common share - Basic	$0.22	$0.22
Earnings per common share - Diluted	$0.22	$0.22
Tangible book value per common share	$10.18	$9.53
Average common shares outstanding
Basic	5,895,763	5,350,995
Diluted	6,034,779	5,408,172

(a) Includes the effect of the 5% stock dividend paid
January 31, 2013.

Performance Ratios :
Return on average assets	0.65%	0.62%
Return on average equity	8.21%	8.46%
Net interest margin (tax-equivalent basis)	3.53%	3.98%
Efficiency ratio	76.7%	72.0%

	March 31,	December 31,
	2013	2012
Balance Sheet Data :
Total Assets	$812,565	$840,968
Investment securities	222,000	225,869
Loans	415,037	521,814
Loans held for sale	30,717	35,960
Allowance for loan losses	(6,023)	(7,151)
Goodwill and other intangible assets	5,091	5,158
Deposits	710,930	707,689
Shareholders' equity	66,113	65,054

Asset Quality Data :
Loans past due over 90 days and still accruing	$0	$85
Nonaccrual loans	2,014	5,878
OREO property	8,295	8,333
Total non-performing assets :	10,309	14,296
Net charge-offs for the quarter and year, respectively	(1,128)	(533)
Allowance for loan losses to total loans	1.45%	1.37%
Nonperforming loans to total loans	0.49%	1.14%
Nonperforming assets to total assets	1.27%	1.70%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets	9.19%	9.29%
Tier 1 capital to risk weighted assets	14.75%	11.84%
Total capital to risk weighted assets	15.93%	12.98%
1st Constitution Bank
Tier 1 capital to average assets	8.92%	9.05%
Tier 1 capital to risk weighted assets	14.26%	11.43%
Total capital to risk weighted assets	15.43%	12.57%